United Realty Trust Inc. POS AM

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Pre-Effective mendment No. 1 to the Post-Effective Amendment No. 4 to the Registration Statement (Form S-11 No. 333-178651) and related Prospectus of United Realty Trust Incorporated for the registration of 120,000,000  in shares of its common stock and to the incorporation by reference therein of our report dated March 31, 2014, with respect to the consolidated financial statements and schedules of United Realty Trust Incorporated included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
New York, New York

April 30, 2014